Exhibit 10.3

                       DISTRIBUTION AND MRKETING AGREEMENT

                                     BETWEEN

                                  Reborda , UAB

                                (www.reborda.lt)

                                       And

                                   Almah, Inc

                              [Almahautoparts.com]

This Marketing and Sales Distribution agreement (the "Agreement") is made by and between Almah, Inc. (Almah) to market and distribute the products listed in Attachment A appended to this Agreement hereto (hereafter collectively referred to as "Products"), and Reborda, UAB . (Hereafter referred to as Reborda), collectively the "Parties", on the January 25, 2012.

Whereas, Supplier is a manufacturer and distributor of auto parts in Ireland, and the United Kingdom, Of which a non-exclusive list is hereby provided in Attachment A, and Almah and its Assigns, are in the business of marketing and distributing items to the General Public.

IN CONSIDERATION of the mutual covenants herein; the mutual reliance of the parties thereon; and the mutual benefits to be derived there from; the parties agree as follows.

1. DISTRIBUTION RIGHTS

1.1 PRODUCT Reborda aggress to make available and to sell to Almah such products as Almah shall order from Reborda at market price and at its best effort to fill placed order within a period of thirty days (30) or less following the receipt of any written order. Almah is required to purchase any minimum of $1,000.00 USD of product per quarter starting 120 after this agreement is duly signed.
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1.2 TERRITORY Reborda grants Almah, including its affiliates for resale of all manufactured and offered products by Reborda, during the term of this Agreement shall be distributed worldwide.

2. TERMINATION

2.1 TERMMATION will be effective forty (40) days following the date that one Party delivers written notice of termination to the non-termination Party. Notwithstanding this provision, Almah or its Assigns will be permitted to sell, market, and distribute all Products that have been ordered from Supplier, or are in the possession of Almah or its Assigns at termination.

3. Reborda OBLIGATIONS

3.1 PRODUCT INFORMATION Reborda will agrees to deliver Almah with reports, test, articles, Investigations and any other comments or other information on the Products immediately after Supplier's notice of such information. Almah and its Assigns are entitled to use the information in all its distribution and marketing efforts to sell the product.

3.2 PRODUCT AVAILABILITY Reborda agrees to USE REASONABLE EFFORTS TO maintain sufficient Product inventory to fill Almah orders. If a shortage of any Product exists, Reborda agrees to allocate its available inventory of such Product to Almah in proportion to Reborda percentage of all of customer orders for such product during the previous

4. Almah INC OBLIGATIONS

4.1 ADVERTISING Almah will advertise and/or promote Product in a commercially reasonable manner and will transmit as reasonably necessary Product information and Promotional materials to its clients.

4.2 SUPPORT Almah will make its facilities reasonably available for Reborda. Almah Inc will provide reasonable, general Product technical assistance to its clients, and will direct all other technical issues directly to Reborda.

4.3 AUTO PART ORDERS Almah is not required to a set minimum quota for Product sales under this agreement in the first year. Reborda is obligated to assist in the completion of each sales order regardless of quantity. Both parties will review sales activities following the first year of this agreement and revisit this provision of the contract.

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
5. PRICING

5.1 PRODUCT COST for the initial products in this agreement will generally be determined in the Listing per Attachment A. At times, Supplier is entitled to make reasonable adjustment(s) to the Price of the Products when presented to Almah in written notification in an acceptable time. Discounts can also be negotiated between

5.2 PRODUCT COST CHANGES Almah has the right to negotiate discounts on any singular product purchase order submitted to Supplier, including the purchase of Products from a manufacturing overrun situation.

5.3 PAYMENT TERMS Almah agrees to pay the price of the product outlined in the product listing per Attachment A, by form of letter of credit or wire transfer prior to product shipment or on arrival. Almah agrees to pay all shipping cost unless both parties agree to other arrangements.

6. MARKETING

6.1 TRADEMARKS Almah may advertise and promote the Product and/or Reborda, and may thereby use Reborda trademarks, service marks and trade names. Neither party shall acquire any rights in the Trademarks, service marks or trade names of the other.

6.2 ADVERTISING Almah may advertise, promote and commercialize products to clients in a dignified manner world wide.

7. SUPPLIER AGREEMENT Supplier warrants and guarantees that Supplier holds all of the relevant trademarks, service marks, and all other like intellectual property rights to the Products and further warrants that supplier's Products are not subject to any claim, demand, or legal action by any third party.

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
8. NOTICES AND DISPUTES

8.1 NOTICES Any notice which either party may desire to give the other party must be in writing and may be given by (i) personal delivery to an officer of the party, (ii) by mailing the same by registered or certified mail, return receipt requested, OR BY NATIONALLY RECOGNIZED EXPRESS COURIER service to the party to whom the party is directed at the address of such party as set forth at the beginning of this Agreement, or such other address as the parties may hereinafter designate, and (iii) by facsimile or telex communication subsequently to be confirmed in writing, pursuant to item (ii) herein.

8.2 DISPUTES all disputes out of or from this agreement, which cannot be settled by agreement of the parties shall be submitted to the Ireland Municipal Court for arbitration. The prevailing party in any disputes shall be reimbursed all of its reasonable cost, including attorney's fees.

9. This Agreement may be signed by facsimile if required in as many counterparts as may be required.





                            INTENTIONALLY LEFT BLANK

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
ATTACHMENT A

       Description                  Type              Price
       -----------                  ----              -----

     1.  Brake Pads                BD7829              $ 40

     2.  Brake Discs               1022.033            $ 65

     3.  Clutches                  821362              $175

     4.  Shocks                    5790G               $ 62

     5.  Oil Filters               LS346               $ 34


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
Agreed to and accepted as of the 25th day of January 25, 2012 by:

Reborda UAB                                 Almah Inc


Per: /s/ Viktor Petrov                      Per: /s/ Joey Power
    -------------------------------             -------------------------------


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